For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS AND RECORD PRODUCTION
FOR FIRST QUARTER OF 2011;
ADOPTS 3-STREAM SALES REPORTING MODEL FOR PRODUCTION

•	Reports record quarterly production of 36.1 BCFE, or approximately 401.4 MMCFE/d, on a 3-stream sales reporting basis

•	Estimates quarterly pro forma production of 33.6 BCFE on legacy 2-stream wellhead sales reporting basis compared to guidance of 30-33 BCFE

•	Reports GAAP net loss of ($18.5 million), or ($0.29) per diluted share, driven by non-cash derivative losses

•	Reports adjusted net income of $28.1 million, or $0.42 per adjusted diluted share

•	Recasts remaining 2011 guidance on a 3-stream sales reporting basis

DENVER, CO May 2, 2011 – SM Energy Company (NYSE: SM) today reports financial results from the first quarter of 2011.  In addition, a new presentation for the first quarter earnings and operational update will be posted on the Company’s website at www.sm-energy.com.  This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain time (10:00 a.m. Eastern time) on May 3, 2011.  Information for the earnings call can be found below.

REPORTING CHANGES EFFECTIVE FIRST QUARTER OF 2011

Beginning with the first quarter of 2011, SM Energy began reporting production using a 3-stream sales reporting method.  Previously, the Company reported production on a 2-stream wellhead sales reporting method.  SM Energy changed its reporting for natural gas volumes to separately show natural gas and NGL production volumes consistent with the title transfer for each product.  Projected rapid production growth from rich gas assets with plant product sales contracts, primarily in the Eagle Ford shale, necessitated a change in the Company’s production volume reporting.  Prior period amounts and metrics, including production volumes, revenues, and realized commodity prices, have not been reclassified to conform to the current presentation given the immateriality of NGL items in those prior periods.

In addition, as disclosed in the Company’s 2010 Form 10-K, SM Energy elected to discontinue cash flow hedge accounting for derivative contracts used to manage commodity price risks beginning in the first quarter of 2011.  This accounting policy change does not alter the economics of the Company’s derivative transactions.  As a result of this change, both realized and unrealized gains and losses from commodity price management activities will be included in the income statement on the line titled “Unrealized and realized derivative (gain) loss”.  Hedging balances accounted for in the balance sheet line titled “accumulated other comprehensive loss” as of December 31, 2010 will now be recognized in the income statement line titled “Realized hedge gain (loss)” as they are realized.

FIRST QUARTER 2011 RESULTS

SM Energy posted a net loss for the first quarter of 2011 of ($18.5 million), or ($0.29) per diluted share.  This compares to net income of $126.2 million, or $1.96 per diluted share, for the same period of 2010.  Adjusted net income for the quarter was $28.1 million, or $0.42 per adjusted diluted share, versus adjusted net income of $28.9 million, or $0.45 per diluted share, for the first quarter of 2010.  Adjusted net income excludes certain items that the Company believes affect the comparability of operating results.  Items excluded are generally one-time items or are items whose timing and/or amount cannot be reasonably estimated, and large non-cash items such as unrealized gains or losses from derivative activity.  A summary of the adjustments made to arrive at adjusted net income is presented in the table below.

Adjusted Net Income Reconciliation
(In thousands, except per share data)

Reconciliation of Net Income (Loss) (GAAP) To Adjusted Net Income (Non-GAAP):
	For the Three Months Ended March 31,
	2011	2010

Reported Net Income (Loss) (GAAP)	$(18,503)	$126,178
Adjustments, net of tax: (1)
Change in Net Profits Plan liability	$8,886	$(17,112)
Unrealized portion of derivative (gain) loss	$51,339	$(4,853)
Gain on divestiture activity	$(15,597)	$(75,909)
Abandonment & impairment of unproved properties	$1,927	$567

Adjusted Net Income (Non-GAAP)	$28,052	$28,871

Diluted Net Income (Loss) per common share:
As reported (GAAP)	$(0.29)	$1.96
Adjusted (Non-GAAP) (2)	$0.42	$0.45

Diluted weighted-average common shares outstanding:
As reported (GAAP)	63,447	64,377
Adjusted (Non-GAAP) (2)	66,490	64,377

NOTE: Totals may not add due to rounding

(1) Adjustments are shown net of tax using the effective income tax rate as calculated by dividing the income tax benefit (expense) by income (loss) before income taxes as stated on the consolidated statement of operations.

(2) Adjusted net income per diluted share is calculated using potentially dilutive securities related to unvested restricted stock units, in-the-money outstanding options to purchase the Company’s common stock, contingent Performance Share Awards, and shares into which the 3.50% Senior Convertible Notes may be converted, as calculated for accounting purposes using the treasury stock method as applied to the Company’s net share settlement option for the notes. On a GAAP basis, these items were not treated as dilutive securities in the first quarter of 2011 as the Company reported a GAAP loss for the quarter.

Operating cash flow increased to $161.4 million for the first quarter of 2011 from $133.2 million in the same period of 2010.  Net cash provided by operating activities increased to $156.7 million for the first quarter of 2011 from $153.9 million in the same period in 2010.

Adjusted net income and operating cash flow are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this press release for additional information about these measures.

SM Energy reported quarterly production of 36.1 BCFE, or an average of 401.4 MMCFE/d, on a 3-stream sales reporting basis.  Pro forma production based on a 2-stream wellhead sales reporting basis is estimated to be 33.6 BCFE, or an average of 373.1 MMCFE/d for the quarter, which was slightly above the guidance range of 30 - 33 BCFE, or an average of 333 to 366 MMCFE/d.

Revenues and other income for the quarter were $315.3 million compared to $360.1 million for the same period of 2010.  Below is a table which displays by product the average realized price received by the Company, as well as the net average realized price after taking into account cash settlements for derivative transactions.

Average Realized Commodity Prices for Quarter Ended March 31, 2011
	Before the impact of derivative cash settlements	After the impact of derivative cash settlements

Oil ($/Bbl)	$85.79	$75.07
Gas ($/Mcf)	$4.35	$5.04
Natural gas liquids ($/Bbl)	$46.65	$40.89
Equivalent ($/MCFE)	$7.65	$7.43

Prior to the first quarter of 2011, realized prices for natural gas were reported on a wellhead sales reporting basis.  With the adoption of 3-stream sales reporting of production, the Company’s realized price for natural gas will decrease as a result of the value related to NGLs being reported separately in a distinct NGL production stream.  Prior periods have not been reclassified to conform to this new presentation given the immateriality of prior NGL amounts.

The table below presents production and per MCFE cost metrics both on a reported 3-stream sales reporting basis and under the previous 2-stream wellhead sales reporting basis.  The latter is being provided for ease of comparison to previously issued guidance.

Production	Reported 3-stream sales reporting method	Estimated legacy 2-stream wellhead sales reporting *	Guidance (based on legacy 2-stream wellhead sales reporting)

Average daily production (MMCFE/d)	401.4	373.1	333 - 366
Total Production (BCFE)	36.1	33.6	30 - 33

Costs
LOE ($/MCFE)	$0.92	$0.98	$1.10 - $1.15
Transportation ($/MCFE)	$0.41	$0.45	$0.30 - $0.35
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	6.4%	6.4%	7.0%
G&A – Cash ($/MCFE)	$0.46	$0.49	$0.54 - $0.57
G&A – Cash NPP ($/MCFE)	$0.15	$0.16	$0.16 - $0.18
G&A – Non-cash ($/MCFE)	$0.11	$0.12	$0.12 - $0.14
Total G&A ($/MCFE)	$0.72	$0.77	$0.82 - $0.89

DD&A ($/MCFE)	$2.92	$3.14	$2.95 - $3.15
Non-cash interest expense ($MM)	$3.6	$3.6	$3.6

*The legacy 2-stream wellhead sales reporting metrics are presented to show comparability with guidance provided in the Company’s press release dated February 24, 2011.

FINANCIAL POSITION AND LIQUIDITY

As of March 31, 2011, the Company’s debt-to-book capitalization ratio was 34%.  SM Energy has total long-term debt of $627.9 million, which is comprised of its 6.625% senior notes and 3.50% senior convertible notes, net of debt discount.  The convertible notes are accounted for as if they will be net-share settled.  The Company’s stock price is currently trading above the conversion price for the convertible notes, which means in periods where net income is reported, there will be potentially dilutive securities from the convertible notes reflected in the Company’s calculation of diluted earnings per share.

As of March 31, 2011, the Company had $191.3 million in cash and no outstanding borrowings under its long-term secured credit facility.  The borrowing base for the credit facility was reduced as a result of the issuance of the 6.625% senior notes in February 2011 and now stands at $1.0 billion.  SM Energy’s commitment amount under its credit facility remains unchanged at $678 million.  SM Energy is in compliance with all the covenants associated with this facility.  The Company is currently in discussions to amend and extend this facility.

OPERATIONAL UPDATE

Record production
Production in the first quarter of 2011 reached record levels on a reported basis at 401.4 MMCFE/d.  Reported average daily production grew sequentially by 17% from fourth quarter 2010 to first quarter 2011.  Year over year average daily production growth from first quarter 2010 to first quarter 2011 was 40%.

Eagle Ford Shale
SM Energy is currently operating three (3) drilling rigs on its operated acreage in South Texas.  The Company plans to increase its operated rig count to six (6) by the end of 2011.  The drilling focus continues to be on areas with higher BTU gas content and higher condensate yields.  The Company has secured multiple firm transportation agreements to increase future take-away capacity as production continues to ramp up.

SM Energy has previously announced its intention to sell down approximately 20% - 30% of its total 250,000 net acre Eagle Ford shale position, or approximately 72,000 net acres.  Any transaction is expected to be announced by the end of the second quarter of 2011.

Bakken / Three Forks
Two (2) drilling rigs are currently operating for SM Energy in the Williston Basin, with a focus on horizontal development of the Bakken and Three Forks formations in the Company’s prospects in Divide and McKenzie counties in North Dakota where drilling results continue to meet or exceed expectations.  A third operated rig is expected to arrive in the second quarter of 2011.

Mid-Continent Region
SM Energy operated two (2) drilling rigs in its Granite Wash program in Western Oklahoma during the first quarter of 2011.  The Company’s acreage in the Granite Wash is held by production.

Permian Region
The Company operated one (1) drilling rig in the Permian region during the first quarter of 2011, which focused on Wolfberry tight oil assets in the region.

ArkLaTex Region
SM Energy has completed the previously announced carry and earning agreement which it used to fund development of its Haynesville shale program from the middle of 2010 through the first quarter of 2011.  The Company has been exploring options for a similar carry and earning agreement to help fund the drilling of enough wells to hold leasehold with production, while minimizing the amount of SM Energy’s direct capital expenditures in the play.

UPDATED CAPITAL, PRODUCTION, AND PERFORMANCE GUIDANCE

SM Energy is increasing its capital expenditure budget by $40 million to $1.080 billion to continue drilling on its operated Haynesville position in East Texas.  As noted above, the Company continues to explore potential transactions that would allow for continued development of this asset on a carried basis.  The Company is assuming that a transaction will be announced by the end of the second quarter of 2011.  Accordingly, drilling activity in the second quarter will be paid for by SM Energy.  The production guidance below accounts for this increase in activity.

The Company is recasting performance guidance based on the new 3-stream sales reporting basis.

Guidance for 2011 (based on 3-stream sales reporting)
	2Q11	FY 2011
Production (BCFE)	36.0 – 39.0	146.0 – 152.0
Average daily production (MMCFE/d)	396 – 429	400 – 416
Oil production (as % of total)	~30%	~30%
Natural gas production (as % of total)	~58%	~58%
NGL production (as % of total)	~12%	~12%

LOE ($/MCFE)	$0.98 – $1.03	$0.95 – $1.00
Transportation ($/MCFE)	$0.50 – $0.55	$0.52 – $.57
Production Taxes (% of pre-derivative oil, gas, and NGL revenue)	7%	7%

G&A - cash NPP ($/MCFE)	$0.13 – $0.15	$0.13 – $0.15
G&A - other cash ($/MCFE)	$0.47 – $0.50	$0.47 – $0.50
G&A - non-cash ($/MCFE)	$0.11 – $0.13	$0.11 – $0.13
G&A TOTAL ($/MCFE)	$0.71 – $0.78	$0.71 – $0.78

DD&A ($/MCFE)	$2.90 – $3.10	$2.90 – $3.10
Non-cash interest expense ($MM)	$7.3	$17.7
Effective income tax rate range		37.4% - 37.7%
% of income tax that is current		~5%

The increase to non-cash interest expense from the Company’s historic run rate reflects the accelerated recognition of deferred financing costs associated with the current credit facility that are expected to be recognized in the second quarter of 2011 upon entering into a new or amended credit facility agreement.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters on May 3, 2011, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time).  The call participation number is 866-510-0676 and the participant passcode is 25235869.  An audio replay of the call will be available approximately two hours after the call at 888-286-8010, with the passcode 50844239.  International participants can dial 617-597-5361 to take part in the conference call, using passcode 25235869, and can access a replay of the call at 617-801-6888, using passcode 50844239.  Replays can be accessed through May 10, 2011.

In addition, the call will be webcast live and can be accessed at SM Energy’s web site at sm-energy.com.  An audio recording of the conference call will be available at that site through May 10, 2011.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil, natural gas, and natural gas liquids prices, the uncertain nature of the expected benefits from the acquisition, divestiture, or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of midstream service providers to purchase or market the Company’s production, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing for purchasers of oil and gas properties, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of derivative counterparties to settle derivative contracts in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2010 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids and crude oil.  SM Energy routinely posts important information about the Company on its website.  For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2011

Guidance Comparison	For the Three Months
	Ended March 31, 2011
	Actual 3-Stream Sales Method	Estimated 2-Stream Wellhead Sales Method	Guidance Range

Average daily production (MMCFE per day)	401.4	373.1	333 - 366
Total production (BCFE)	36.1	33.6	30 - 33

Lease operating expense (per MCFE)	$0.92	$0.98	$1.10 - $1.15
Transportation expense (per MCFE)	$0.41	$0.45	$0.30 - $0.35
Production taxes, as a percentage of pre-derivative oil, gas, and NGL revenue	6.4%	6.4%	7%

General and administrative - cash (per MCFE)	$0.46	$0.49	$0.54 - $0.57
General and administrative - cash related to Net Profits Plan (per MCFE)	$0.15	$0.16	$0.16 - $0.18
General and administrative - non-cash (per MCFE)	$0.11	$0.12	$0.12 - $0.14
General and administrative - TOTAL (per MCFE)	$0.72	$0.77	$0.82 - $0.89

Depreciation, depletion, and amortization (per MCFE)	$2.92	$3.14	$2.95 - $3.15

Production Data	For the Three Months
	Ended March 31,
	2011	2010	Percent Change

Average realized sales price, before the effects of
derivative cash settlements: (1)
Oil (per Bbl)	$85.79	$72.73	18%
Gas (per Mcf)	4.35	6.15	-29%
NGL (per Bbl)	46.65	-	NM
Equivalent (MCFE)	$7.65	$8.28	-8%

Average realized sales price, including the effects of
derivative cash settlements: (1)
Oil (per Bbl)	$75.07	$66.96	12%
Gas (per Mcf)	5.04	6.84	-26%
NGL (per Bbl)	40.89	-	NM
Equivalent (MCFE)	$7.43	$8.38	-11%

Production: (1)
Oil (MMBbls)	1.8	1.5	17%
Gas (Bcf)	21.7	16.6	31%
NGL (MMBbls)	0.6	-	NM
BCFE (6:1)	36.1	25.7	40%

Average daily production: (1)
Oil (MBbls per day)	19.8	17.0	17%
Gas (MMcf per day)	241.5	184.1	31%
NGL (MBbls per day)	6.8	-	NM
MMCFE per day (6:1)	401.4	285.8	40%

Per MCFE Data:
Realized equivalent price	$7.65	$8.28	-8%
Lease operating expense	0.92	1.17	-21%
Transportation	0.41	0.16	156%
Production taxes	0.49	0.55	-11%
General and administrative	0.72	0.91	-21%
Operating profit, before the effects of derivative cash settlements	$5.11	$5.49	-7%
Derivative cash settlements	(0.22)	0.10	-320%
Operating profit, including the effects of derivative cash settlements	$4.89	$5.59	-13%
Depletion, depreciation, amortization, and
asset retirement obligation liability	$2.92	$3.02	-3%

(1) Prior period NGL production volumes, revenues, and prices have not been reclassified to conform to the current presentation given the immateriality of the volumes in prior periods. Please refer to additional discussion in the Company's Form 10-Q for the quarter ended March 31, 2011.

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months
	Ended March 31,
	2011	2010
Operating revenues and other income:
Oil, gas, and NGL production revenue	$276,313	$212,887
Realized hedge gain (loss)*	(1,375)	2,595
Gain on divestiture activity	24,915	120,978
Marketed gas system and other operating revenue	15,476	23,675
Total operating revenues and other income	315,329	360,135

Operating expenses:
Oil, gas, and NGL production expense	65,812	48,340
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	105,356	77,765
Exploration	12,712	13,898
Abandonment and impairment of unproved properties	3,079	904
General and administrative	25,861	23,486
Change in Net Profits Plan liability	14,195	(27,272)
Unrealized and realized derivative (gain) loss*	88,429	(7,735)
Marketed gas system and other expense	19,857	22,998
Total operating expenses	335,301	152,384

Income (loss) from operations	(19,972)	207,751

Nonoperating income (expense):
Interest income	128	129
Interest expense	(9,714)	(6,787)

Income (loss) before income taxes	(29,558)	201,093
Income tax benefit (expense)	11,055	(74,915)

Net income (loss)	$(18,503)	$126,178

Basic weighted-average common shares outstanding	63,447	62,792

Diluted weighted-average common shares outstanding	63,447	64,377

Basic net income (loss) per common share	$(0.29)	$2.01

Diluted net income (loss) per common share	$(0.29)	$1.96

* As of January 1, 2011, the Company elected to de-designate all commodity derivative contracts that had previously been designated as cash flow hedges as of December 31, 2010, and to discontinue hedge accounting prospectively.  Accordingly, beginning January 1, 2011, gains and losses from commodity price management activities, both realized and unrealized, will be included in the income statement on the line titled “Unrealized and realized derivative (gain) loss”. Hedging balances accounted for in the balance sheet line titled “accumulated other comprehensive loss” as of December 31, 2010 will now be recognized in the income statement line titled “Realized hedge gain (loss)” as they are realized.  For the three months ended March 31, 2011, our adjusted oil price was negatively impacted by $19.1 million of realized oil derivative cash settlements, our adjusted natural gas price was positively impacted by $14.9 million of realized natural gas derivative cash settlements, and our adjusted NGL price was negatively impacted by $3.5 million of realized NGL derivative cash settlements.

Consolidated Balance Sheets
(In thousands, except share amounts)	March 31,	December 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$191,294	$5,077
Accounts receivable	146,805	163,190
Refundable income taxes	4,752	8,482
Prepaid expenses and other	18,565	45,522
Derivative asset	33,571	43,491
Deferred income taxes	8,503	8,883
Total current assets	403,490	274,645

Property and equipment (successful efforts method), at cost:
Land	1,526	1,491
Proved oil and gas properties	3,553,287	3,389,158
Less - accumulated depletion, depreciation, and amortization	(1,427,181)	(1,326,932)
Unproved oil and gas properties	92,375	94,290
Wells in progress	183,737	145,327
Materials inventory, at lower of cost or market	18,215	22,542
Oil and gas properties held for sale	122,838	86,811
Other property and equipment, net of accumulated depreciation
of $16,447 in 2011 and $15,480 in 2010	45,859	21,365
	2,590,656	2,434,052

Other noncurrent assets:
Derivative asset	12,325	18,841
Other noncurrent assets	47,053	16,783
Total other noncurrent assets	59,378	35,624

Total Assets	$3,053,524	$2,744,321

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$375,721	$417,654
Derivative liability	114,228	82,044
Deposit associated with oil and gas properties held for sale	-	2,355
Total current liabilities	489,949	502,053

Noncurrent liabilities:
Long-term credit facility	-	48,000
3.50% senior convertible notes, net of unamortized
discount of $9,558 in 2011 and $11,827 in 2010	277,942	275,673
6.625% senior notes	350,000	-
Asset retirement obligation	70,979	69,052
Asset retirement obligation associated with oil and gas properties held for sale	122	2,119
Net Profits Plan liability	147,403	135,850
Deferred income taxes	425,029	443,135
Derivative liability	64,574	32,557
Other noncurrent liabilities	15,078	17,356
Total noncurrent liabilities	1,351,127	1,023,742

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares;
issued: 63,720,176 shares in 2011 and 63,412,800 shares in 2010;
outstanding, net of treasury shares: 63,617,930 shares in 2011
and 63,310,165 shares in 2010	637	634
Additional paid-in capital	206,304	191,674
Treasury stock, at cost: 102,246 shares in 2011 and 102,635 shares in 2010	(386)	(423)
Retained earnings	1,020,448	1,042,123
Accumulated other comprehensive loss	(14,555)	(15,482)
Total stockholders' equity	1,212,448	1,218,526

Total Liabilities and Stockholders' Equity	$3,053,524	$2,744,321

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months
	Ended March 31,
	2011	2010
Cash flows from operating activities:

Net income (loss)	$(18,503)	$126,178
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Gain on divestiture activity	(24,915)	(120,978)
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	105,356	77,765
Exploratory dry hole expense	40	163
Abandonment and impairment of unproved properties	3,079	904
Stock-based compensation expense*	5,551	5,603
Change in Net Profits Plan liability	14,195	(27,272)
Unrealized derivative (gain) loss	82,012	(7,735)
Amortization of debt discount and deferred financing costs	3,620	3,291
Deferred income taxes	(18,174)	64,608
Other	(2,006)	(1,285)
Changes in current assets and liabilities:
Accounts receivable	16,385	(13,244)
Refundable income taxes	3,730	13,003
Prepaid expenses and other	20,959	1,489
Accounts payable and accrued expenses	(28,341)	31,402
Excess income tax benefit from the exercise of stock awards	(6,303)	-
Net cash provided by operating activities	156,685	153,892

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	39,023	239,247
Capital expenditures	(309,691)	(132,445)
Deposits to restricted cash	-	(36,160)
Other	(2,355)	(6,500)
Net cash provided by (used in) investing activities	(273,023)	64,142

Cash flows from financing activities:
Proceeds from credit facility	102,000	177,559
Repayment of credit facility	(150,000)	(365,559)
Net proceeds from 6.625% senior notes	341,435	-
Proceeds from sale of common stock	3,460	268
Excess income tax benefit from the exercise of stock awards	6,303	-
Other	(643)	(527)
Net cash provided by (used in) financing activities	302,555	(188,259)

Net change in cash and cash equivalents	186,217	29,775
Cash and cash equivalents at beginning of period	5,077	10,649
Cash and cash equivalents at end of period	$191,294	$40,424

* Stock-based compensation expense is a component of exploration expense and general and administrative expense on the consolidated statements of operations. For the three months ended March 31, 2011, and 2010, respectively, approximately $1.5 million and $1.8 million of stock-based compensation expense was included in exploration expense.  For the three months ended March 31, 2011, and 2010, respectively, approximately $4.0 million and $3.8 million of stock-based compensation expense was included in general and administrative expense.

Adjusted Net Income
(In thousands, except per share data)

Reconciliation of net income (loss) (GAAP)	For the Three Months
to Adjusted net income (Non-GAAP):	Ended March 31,
	2011	2010

Reported net income (loss) (GAAP)	$(18,503)	$126,178

Adjustments net of tax: (1)
Change in Net Profits Plan liability	8,886	(17,112)
Unrealized derivative (gain) loss	51,339	(4,853)
Gain on divestiture activity	(15,597)	(75,909)
Abandonment and impairment of unproved properties	1,927	567

Adjusted net income (Non-GAAP) (2)	$28,052	$28,871

Diluted net income (loss) per common share
As reported (GAAP)	$(0.29)	$1.96
Adjusted (Non-GAAP) (3)	$0.42	$0.45

Diluted weighted-average common shares outstanding:
As reported (GAAP)	63,447	64,377
Adjusted (Non-GAAP) (3)	66,490	64,377

(1) Adjustments are shown net of tax using the effective income tax rate; calculated by dividing the income tax benefit (expense) by income (loss) before income taxes as stated on the consolidated statement of operations.

(2) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are one-time items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, unrealized derivative (gain) loss, abandonment and impairment of unproved properties, and gain on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

(3) Adjusted net income per diluted share is calculated using potentially dilutive securities related to unvested restricted stock units, in-the-money outstanding options to purchase the Company’s common stock, contingent Performance Share Awards, and shares into which the 3.50% Senior Convertible Notes may be converted, as calculated for accounting purposes using the treasury stock method as applied to the Company's net share settlement option for the notes. On a GAAP basis, these items were not treated as dilutive securities in the first quarter of 2011 as the Company reported a GAAP loss for the quarter.

Operating Cash Flow
(In thousands)

Reconciliation of net cash provided by operating activities	For the Three Months
(GAAP) to Operating cash flow (Non-GAAP):	Ended March 31,
	2011	2010

Net cash provided by operating activities (GAAP)	$156,685	$153,892

Changes in current assets and liabilities	(6,430)	(32,650)

Exploration	12,712	13,898
Less: Exploratory dry hole expense	(40)	(163)
Less: Stock-based compensation expense included in exploration	(1,522)	(1,754)

Operating cash flow (Non-GAAP) (4)	$161,405	$133,223

(4) Operating cash flow is computed as net cash provided by operating activities adjusted for changes in current assets and liabilities and exploration, less exploratory dry hole expense, and stock-based compensation expense included in exploration. The non-GAAP measure of operating cash flow is presented because management believes that it provides useful additional information to investors for analysis of SM Energy's ability to internally generate funds for exploration, development, acquisitions, and to service debt. In addition, operating cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Operating cash flow should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since operating cash flow excludes some, but not all items that affect net income (loss) and net cash provided by operating activities and may vary among companies, the operating cash flow amounts presented may not be comparable to similarly titled measures of other companies. See the consolidated statements of cash flows herein for more detailed cash flow information.